UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PetSmart, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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19601 North 27th Avenue

Phoenix, Arizona 85027

SUPPLEMENT TO NOTICE OF ANNUAL MEETING

TO BE HELD ON JUNE 14, 2013

Dear Stockholder:

This supplement provides updated and amended information with respect to the 2013 Annual Meeting of Stockholders of PetSmart, Inc. (the “Company”) Except as amended or supplemented by the information contained in this supplement, all information set forth in the Notice of Annual Meeting and Proxy Statement dated May 3, 2013 (the “Proxy Statement”) remains accurate and should be considered in casting your vote by proxy or in person at the annual meeting.

The purpose of this supplement is to revise the list of nominees for election to our Board of Directors as set forth in the Proxy Statement. On June 10, 2013, Robert F. Moran withdrew his candidacy for election to the Company’s Board of Directors at the Annual Meeting. The Board of Directors and Mr. Moran determined that because the previously announced management transition has been exceptionally smooth, it is the right time for Mr. Moran to step down from the Board of Directors.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement, except that Mr. Moran will no longer be standing for election as a director. No votes received prior to or after the date of this supplement will be counted for the election of Mr. Moran to our Board of Directors.

The Notice and Proxy Statement, our Annual Report on Form 10-K, and Letter to Stockholders are available at www.petm.com, in the section titled “Annual Meeting.”

By Order of the Board of Directors

Paulette R. Dodson

Senior Vice President,

General Counsel & Secretary

June 11, 2013